Exhibit 10.3

Dear Aimee,	February 9, 2022

On behalf of Muscle Maker, Inc., I would like to extend an offer of employment for the position of Chief Marketing Officer (“CMO”) of Muscle Maker, Inc. and its subsidiaries (“Company”). As you are aware, you are currently working under an employment contract with the organization which expires on February 13, 2022. This letter serves as a formal offer and the terms of your employment (this “Letter Agreement”). This Letter Agreement would become effective on February 14, 2022.

Position and Duties:

During your employment as the CMO you will be responsible for oversight and management of all marketing, brand development and co-op funds, advertising, public relations, menu development, franchisee relations as they pertain to the above and other duties normally associated with the CMO position. You shall also perform all other duties as assigned and accept all other responsibilities incident to such position as may be reasonably assigned.

Base Salary:

Your base salary will be One hundred and Seventy-Five Thousand Dollars ($175,000) per annum, paid weekly at a rate of $3,365.38, less applicable withholding amounts. Upon termination for any reason, the final payment of your base salary will be prorated through the date of your separation.

Your compensation will be reviewed annually and at the discretion of the Chief Executive Officer and the Compensation Committee of the Board of Directors may be modified, on an annual basis, to reflect your performance.

Bonus:

You will be eligible to receive an annual bonus. The potential bonus will be based on 25% of your then current base salary and dependent upon the employee meeting specific written criteria to be provided on an annual basis. The bonus will be administered and approved by the compensation committee and Chief Executive Officer and contain both company-wide metrics and individual performance targets. The bonus, if earned, may be paid in cash or stock equivalents.

Stock Options:

You will receive stock options, within 90 days of the effective date of this agreement, in the amount of 42,500 shares based on the Muscle Maker, Inc stock option plan. Options will vest over 5 years in accordance with this plan and are subject to the approval of the Board of Directors and Compensation Committee. Options will be subject to the terms and conditions of the stock option plan.

Vacation:

You will accrue vacation at the rate of three (3) weeks per year. After five years of employment, you will accrue four (4) weeks per year.

MUSCLE MAKER GRILL – 240 W. GALVESTON ST. #1565, LEAGUE CITY, TX 77574 – 832.632.1386

Holidays:

We offer seven (7) paid company holidays: Thanksgiving Day, Christmas Day, Independence Day, Labor Day, Memorial Day, New Year’s Day and one floating holiday you can use at your discretion. You will also receive five (5) personal time off days.

Insurance:

You will be eligible to participate in our Health and Dental insurance program, provided you meet the eligibility and timing requirements for such benefits. You will be subject to the terms and conditions of the insurance plans which the company reserves the right to make modifications to the health and dental plans at any time.

Other Benefits:

●	You will be allowed to work from your home in any location within the continental United States
●	A laptop will be issued to you for your company use
●	You will be reimbursed for your home internet connection for up to $50 per month
●	You will be reimbursed for your cell phone of up to $200 per month
●	The Company reserves the right to modify or terminate any benefit programs at any time, with or without notice

Severance:

If you are terminated by the Company for any reason other than cause, including termination without cause in connection with a change in control, you will be entitled to a severance package of six (6) months of salary and health and dental benefits (“Continuation Benefits”) paid in accordance with the Company’s payroll schedule and insurance program, but subject to your execution of a valid release in favor of the Company and its related parties.

“Cause” for the purposes of this Letter Agreement includes but is not limited to the following:

1.	an act of fraud, embezzlement, theft or any material violation of law or Company policies by you that occurs during your employment with the Company;
2.	breach of your duties in the capacity of Chief Marketing Officer of the Company;
3.	disclosure by you of the Company’s confidential information;
4.	your engagement in any competitive activity which constitute a breach of your duty of loyalty or of your obligations to the Company;
5.	negligence in performing your duties, which has been brought to your attention in writing, and which (if curable) has not been cured within thirty (30) days of the notice thereof;
6.	conduct by you that is materially injurious to the Company, monetarily or otherwise;
7.	Employees commission of an act of discrimination or harassment based on race, sex, national origin, religious, disability, age or other protected classification in the state where the act occurs;
8.	“Cause” includes any of the above grounds for dismissal regardless of whether the Company learns of it before or after terminating employment.

Confidentiality:

You shall at all times, both during your engagement pursuant to this letter agreement and after termination of employment, regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Company, including financial data, strategic business plans, product development (or proprietary product data), marketing plans and other non-public, proprietary and confidential information of the Company and its affiliates that is not otherwise available to the public (the “Confidential Information”) that have been or may be obtained by you by reason of your acceptance of the offer and undertaking the employment in the position of CMO for the Company. You agree that all such confidential information, made by the Company or coming into your possession by reason of your position of CMO, are the property of the Company and shall not be used by you in any way except to the benefit of the Company.

Non-Competition and Non-Solicitation:

For a period commencing on the date of your acceptance of the employment with the Company and ending on the 1 year anniversary of the last day on which you receive any payment from the Company or any of its affiliates, without the prior written consent of the Company, you shall not, directly or indirectly, as a principal, manager, agent, consultant, officer, director, stockholder, partner, member, investor, lender or employee or in any other capacity, solicit or hire any employees of the Company and/or its affiliates.

For a period commencing on the date of your acceptance of the employment with the Company and ending on the last day on which you receive any payment from the Company or any of its affiliates, without the prior written consent of the Company you shall not, directly or indirectly, as a principal, manager, agent, consultant, officer, director, stockholder, partner, member, investor, lender or employee or in any other capacity carry on, be engaged in or have any financial interest in any business which is in material competition with the business of the Company.

You agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. You also agree that any breach by you of the covenants contained in the provision would irreparably injure the company. Accordingly, the company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against you restraining any violation of this covenant.

You will be allowed to serve on the Board of Directors or as an Advisor, of any non-competing business and with the written consent of the Chief Executive Officer, while employed by the Company under this Letter Agreement.

Indemnification:

The Company agrees to indemnify the executive to the fullest extent permitted by law consistent with the company’s bylaws in effect as of the date hereof with respect to any acts or non-action they may have committed during the period during which they were an officer, director and/or employee of the company or any subsidiary thereof, or of any other entity of which they served as an officer, director or employee at the request of the company.

Liability Insurance:

The company agrees to obtain a directors and officers liability insurance policy covering the executive and to maintain such policy. The amount of coverage should be reasonable in relation to the executive’s position and responsibilities during the term of employment but in no event shall the amount of coverage be less than $1 million in the aggregate provided that the cost and availability of such insurance is reasonable within the marketplace.

Employment At Will:

Your employment with Muscle Maker, Inc. is at will. This means your employment is for an indefinite period of time and it is subject to termination by you or Muscle Maker, Inc., with or without cause, with or without notice, and at any time. Nothing in this policy or any other policy of Muscle Maker, Inc. shall be interpreted to be in conflict with or to eliminate or modify in any way, the at-will employment status of Muscle Maker, Inc. employees.

The at-will employment status of an employee of Muscle Maker, Inc. may be modified only in a written employment agreement with that employee which is signed by the CEO, or the Chairman of the Board of Directors, of Muscle Maker, Inc.

By your signature below, you acknowledge your understanding that your employment with Muscle Maker, Inc. is at will, and that nothing in this Letter Agreement is intended to constitute a contract of employment, express or implied.

Governing Law; Venue:

This agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict in laws. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Texas.

Other Conditions:

You will be required to sign various documents pertaining to whistleblower, confidentiality, employee handbook, insider trading and other policies.

Complete Agreement:

This letter agreement contains the complete agreement of the parties hereto respecting the matters hereof.

We are excited about our future at Muscle Maker, Inc and the potential of your leadership in growing the brand. We look forward to working with you. Please indicate your acceptance of this offer and these terms by signing and returning as soon as practical.

Sincerely,

Muscle Maker, Inc.

By:	/s/Michael J. Roper
Michael J. Roper
Chief Executive Officer

Accepted by:

/s/ Aimee Infante		Date: February 9, 2022
Aimee Infante